Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

News Media Contact:	Investor Relations Contact:
David Pendery	Andy Schulz
IHS Inc.	IHS Inc.
+1 303 397 2468	+1 303 397 2969
david.pendery@ihs.com	andy.schulz@ihs.com

IHS Reaffirms 2011 Financial Guidance, Will Host First Quarter 2011 Earnings Conference Call on March 17, 2011

Earnings call scheduled for 5:00 p.m. EST

ENGLEWOOD, Colo. (February 16, 2011) – IHS Inc. (NYSE: IHS), a leading global source of critical information and insight, is reaffirming its 2011 revenue and adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) guidance. The company plans to publicly reaffirm its previously announced earnings guidance in San Francisco today and in Boston on February 24.

As announced on the company’s January 6, 2011 earnings conference call, IHS expects all-in revenue in a range of $1.21 to $1.25 billion and all-in adjusted EBITDA in a range of $378 to $388 million.

IHS will complete the first quarter of its fiscal year on February 28, 2011 and will report its results for the quarter on March 17, 2011 immediately following the close of market. In conjunction with the earnings release, investors will have the opportunity to listen to IHS senior management review its first quarter 2011 results via conference call and webcast on March 17, 2011 at 5:00 p.m. EDT. To hear the live event, visit the IHS website at http://www.ihs.com/Investor-Relations/ and log on at least 15 minutes prior to the start of the webcast.

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About IHS (www.ihs.com) IHS (NYSE: IHS) is a leading source of information and insight in pivotal areas that shape today’s business landscape: energy, economics, geopolitical risk, sustainability and supply chain management. Businesses and governments around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS employs more than 4,400 people in more than 30 countries around the world.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2011 IHS Inc. All rights reserved.

IHS Forward-Looking Statements:

This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan” and similar expressions. Although IHS and its management believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and generally beyond the control of IHS—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified by IHS from time to time in its public filings. Other than as required by applicable law, IHS does not undertake any obligation to update or revise any forward-looking information or statements. Please consult our public filings at www.sec.gov or www.ihs.com.